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                                                                 EXHIBIT 11.3
                              EARNINGS (LOSS) PER SHARE
                              FULLY DILUTED COMPUTATION
                  FOR THE NINE MONTHS ENDED MARCH 31, 1995 AND 1994
                  (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             At March 31,
                                                      -----------------------
                                                          1995         1994
                                                      -----------  -----------
       Basis for computation of fully diluted
         earnings (loss) per share:

         Earnings (loss) before extraordinary item
          and cumulative effect of accounting change,
          as reported                                 $     95.4 $    (20.7)
         Add interest charges on convertible debt            5.4        5.4
         Less provision for taxes                           (2.1)      (2.1)
                                                     ----------   ----------
         Earnings (loss) before cumulative effect of
          accounting change and extraordinary item,
          as adjusted                                       98.7      (17.4)
         Cumulative effect of accounting change             (5.9)
         Extraordinary loss - debt retirement               (3.7)     (23.8)
                                                     ----------   ----------

         Net earnings (loss) applicable to
          common stock                                $     89.1 $    (41.2)
                                                     ==========   ==========

       Number of shares:

         Weighted average shares outstanding         29,648,660   24,285,491
         Conversion of convertible subordinated
           notes into common stock                    1,811,024    1,811,024
                                                     ----------   ----------
         Total common and common equivalent
          shares assuming full dilution              31,459,684   26,096,515
                                                     ==========   ==========

       Fully diluted earnings (loss) per share:

         Earnings (loss) before cumulative effect of
          accounting change and extraordinary item    $     3.14  $     (.67)
         Cumulative effect of accounting change             (.19)
         Extraordinary loss - debt retirement               (.12)       (.91)
                                                     ----------   ----------
         Net earnings (loss)                          $     2.83  $    (1.58)
                                                     ==========   ==========
       This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.